Exhibit 99.1

Mesa Offshore Trust Announces Final Distribution

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS

RELEASE

For Immediate Release

Austin, Texas February 18, 2010 - Mesa Offshore Trust (OTC BB symbol: MOSH.OB) announced today that JP Morgan Chase Bank, N.A. (the “Trustee”) will close the Trust’s unit transfer books and no further unit transfers will be recognized after the close of business on February 22, 2010, the record date for the Trust’s liquidating distributions.  Although the Trust cannot control trading, trading of the Trust’s common units on the OTC Bulletin Board should also cease.

There will be 71,980,216 units of beneficial interest in the Trust outstanding as of the close of business on February 22, 2010.

The Trustee anticipates making its first liquidating distribution of approximately $8.37 million (or $0.116328 per unit) on or about March 24, 2010, to unit holders of record as of February 22, 2010, absent any unforeseen circumstances.

The Trustee will hold in reserve amounts sufficient to cover estimated expenses associated with the winding up and termination of the Trust.  Amounts remaining after the completion of the termination of the Trust, if any, will be paid to unit holders in a second liquidating distribution.

The Trustee will continue to act as Trustee and exercise its powers for the purpose of liquidating and winding up the affairs of the Trust at its termination until its duties have been fully performed and the Trust estate is finally distributed.  In accordance with the Trust Indenture, the Trustee will as promptly as possible distribute the remaining assets in the Trust estate (including settlement proceeds), after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701